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                                                                  EXHIBIT 3ii

RESOLUTIONS OF THE BOARD OF DIRECTORS OF
WESTERFED FINANCIAL CORPORATION
RELATING TO AN AMENDMENT TO THE BY-LAWS

         WHEREAS, the Board of Directors of WesterFed Financial Corporation (the "Company") met and discussed its intention that the Company continue to be highly sensitive to the needs of the communities it serves; and

         WHEREAS, the community the company and its subsidiaries currently serves is primarily Montana (the "primary market area");

         WHEREAS, substantially all of the Company's loans are secured by property located within its primary market area and substantially all of its deposits are obtained from individuals or entities located in its primary market area; and

         WHEREAS, the Board of Directors has determined that in order to adequately assess and best serve the needs of the Company's primary market area, a director must be knowledgeable of and actively involved in the communities the Company serves; and

         WHEREAS, the Board of Directors believes, based upon the foregoing, that it would be appropriate and in the best interest of the Company and its shareholders to amend its Bylaws to require that all directors be domiciled in the Company's primary market area; and

         WHEREAS, the Board of Directors has considered the size and diversity of the population base of its primary market area and believes that, if necessary or desired, there is a sufficient pool of potentially qualified individuals located therein who would be available for consideration for nomination as a director of the Company; and

         NOW THEREFORE, BE IT

         RESOLVED, that the Board of Directors of the Company hereby approves the adoption of an amendment to Article II of the By-laws by adding the following new Section 10, as follows:

                  Section 10. Qualifications. Any member of the Board of Directors shall, in order to qualify as such, be domiciled in Montana.

         BE IT FURTHER RESOLVED, that the appropriate officers of the Company be and hereby are authorized and directed to take all action necessary or appropriate to implement the foregoing resolutions and any actions previously taken by such officers be and hereby are approved, ratified and confirmed.